Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement of Innovus Pharmaceuticals, Inc. (the “Company”) on Form S-8 (No. 333-186725-13620840), pertaining to the Company’s Incentive Stock Option Plan, Nonstatutory Stock Option Agreement, and the Company’s Equity Incentive Plan, of our report dated March 19, 2013, on our audits of the consolidated financial statements as of December 31, 2013 and 2012 and for each of the years in the two-year ended December 31, 2013 and period for the period from inception (October 31, 2008) to December 31, 2013, which report is included in the Annual Report on Form 10-K filed on March 28, 2014. Our report includes an emphasis-of-matter paragraph highlighting the funding commitment from the President and Chief Executive Office of the Company.

/S/ EISNER AMPER LLP

Edison, New Jersey

March 28, 2014

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